Exhibit 99.1

SUBSCRIPTION AGREEMENT

Empire Global Gaming, Inc.
555 Woodside Ave.
Bellport New York 11713

Gentlemen:

The undersigned represents as set forth below and subscribes to purchase _______Shares at $0.25 per Share, for $_______________, provided that you accept this subscription.   There is no minimum amount of shares that must be sold and proceeds may be utilized at the issuer's discretion.  If any checks are delivered to any FINRA member, the member must promptly, by noon of the next business day, transmit all checks received to the issuer or any person entitled thereto. The undersigned, if an individual, is a resident of, or, if a corporation, partnership or trust, has as its principal place of business:

The State of New York_____
The State of Florida_____
The District of Columbia____  Other State _____________
A State foreign to U.S.A._____

Dated:______________

Signature:__________________________________________

If not an individual:

Name of Corporation, Trust, or Partnership	Print or type name of Signer

State where incorporated, organized, or domiciled	P.O. Box or Street Address

Print Signer's Capacity	City, State and Zip Code

Tax ID	Social Security Number

Fax and Phone Numbers